EXHIBIT 99.1

Press Release                                         Source: Azonic Corporation

Azonic Corporation Announces Closing of Asset Purchase Agreement With Filippo Guani Revocable Trust

Wednesday October 13, 8:53 am ET


NEW YORK--(BUSINESS WIRE)--Oct. 13, 2004--Azonic Corporation (OTCBB:AZOI - News) announces the closing of its previously announced agreement to purchase certain assets owned by the Filippo Guani Revocable Trust (the "Trust"). In connection with the closing, Azonic issued 3,000,000 shares of its common stock to the Trust. In addition, if, on or before June 1, 2005, Azonic receives the assets that it did not receive at the closing, free and clear of any encumbrances, it will issue an additional 1,500,000 shares of its common stock to the Trust. The Trust will also be entitled to receive an earn out payment of up to $3 million based on Azonic's future operating profits.

Azonic Corporation plans to utilize certain intellectual property and other assets it acquired to introduce the "Cyclone Phone," as its solution for a "phone for the phoneless." The Company plans to market two low-cost, analog phones. One is designed to be located in glove boxes, first aid kits and emergency supply packages and used for emergency purposes. The second is a prepaid wireless phone designed to be used in the low cost and short-term usage markets. Potential applications include the traditional prepaid market, kiddy phone and throw away markets for business people and tourists in immediate need of a cell phone but who do not wish to enter into multi year expensive contracts or purchase expensive handsets. These low-cost disposable phones will bring wireless communication to millions who cannot afford the cost of current offerings, want to avoid monthly charges, or simply need an inexpensive wireless phone while traveling or for emergency calls only. This new product offering will make and receive calls, be "ready to go" out of the box using "AA" batteries, will be refreshable, and will incorporate proprietary patented design.

Effective October 12, 2004, Gregory Laborde resigned as CEO of Azonic Corporation and John G. Simmonds was appointed CEO. John G. Simmonds is also Chairman and CEO of Wireless Age Communications, Inc. which has a 16.5% interest in Azonic Corporation.

Greg Laborde, former CEO stated, "The closing of this transaction represents a turning point for Azonic Corporation. The transaction in its final form, appears to be fair to all interested parties and represents a good compromise. Now the Company can move forward with the new business opportunity."

John G. Simmonds commented, "Now that the transaction has been completed, we can begin to roll out much of what we've been working on, in behind the scenes. We've assembled our team, we're working on a market assessment in order to choose initial distribution channels, and we've been in discussions on refining the product, weighing manufacturing options and learning about potential competitors. While there remains more to do, I'm confident that the market place is anxious for our products."

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Azonic Corporation cannot provide assurances that the matters described in this press release will be successfully completed or that we will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control

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expenses,  especially  on a  quarterly  basis;  unexpected  decline in  revenues without a corresponding and timely slowdown in expense growth; our ability to retain key management and employees; intense competition and our ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirement and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Azonic Corporation's SEC filings. Azonic Corporation undertakes no obligation to update information contained in this release. For further
information   regarding   risks  and   uncertainties   associated   with  Azonic
Corporation's business, please refer to the risks and uncertainties detailed from time to time in Azonic Corporation's SEC filings.


Contact:
     Azonic Corporation
     Gregory Laborde
     Chairman & C.E.O
     (212) 962-4400


Source: Azonic Corporation
























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